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                                 EXHIBIT (4)(c)

                              FORM OF POLICY RIDER
                           (RETURN OF ANNUAL STEP-UP)

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                                                      Home Office:
                                                      [4333 Edgewood Road N.E.]
[LOGO](R) Transamerica Life                           [Cedar Rapids, Iowa 52499]
          Insurance Company                           [(319)398-8511]

          A Stock Company (Hereafter called the Company, we, our or us)

                          ENHANCED DEATH BENEFIT RIDER

The Guaranteed Minimum Death Benefit (GMDB) provision in Section 9, Death Proceeds, of the policy to which this Rider is attached, is replaced with the following language:

The Guaranteed Minimum Death Benefit is an Annual Step-Up to age |81] Death Benefit. The amount of this GMDB is equal to:

          a)   the step-up value as described below; plus
          b) any Premium Payments subsequent to the previous determination point; minus
          c) any Adjusted Partial Withdrawals subsequent to the previous determination point.

On the Policy Date, the step-up value is the Policy Value. On each Policy Anniversary (referred to as the determination points) prior to the earlier of the date of death of the Annuitant or the Annuitant's [81st] birthday, a comparison is made between (a) and (b), where (a) is the Policy Value at this point in time and (b) is the previous step-up value, plus Premium Payments minus Adjusted Partial Withdrawals (as described below) made since the previous determination point. The larger of (a) and (b) becomes the new step-up value. This step-up process stops at the earlier of the date of death of the Annuitant or the Annuitant's [81st] birthday. The then current step-up value becomes the final step-up value.

A partial withdrawal as provided in Section 5 will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal described in Section 5. If at the time of the partial withdrawal, the Policy Value is greater than or equal to the Death Proceeds, the Adjusted Partial Withdrawal will equal the Gross Partial Withdrawal. If at the time of the partial withdrawal, the Policy Value is less than the Death Proceeds, the Adjusted Partial Withdrawal will be greater than the Gross Partial Withdrawal.

The Adjusted Partial Withdrawal formula is APW = GPW multiplied by DP divided by PV, where:

APW  = Adjusted Partial Withdrawal
GPW  = Gross Partial Withdrawal
DP   = Death Proceeds prior to the Withdrawal = greatest of (PV, CV, or GMDB)
PV   = Policy Value prior to the Withdrawal
GMDB = Guaranteed Minimum Death Benefit prior to the Withdrawal
CV   = Cash Value prior to the Withdrawal

This Rider is effective on the Policy Date and can only be terminated when the policy to which this rider is attached terminates. This rider is subject to all the terms and conditions of the policy not inconsistent herewith.

                        Signed for us at our home office.


             /s/ Illegible                             /s/ Illegible
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               SECRETARY                                PRESIDENT

RGMD 5 0103